Exhibit 99.1

Press Release
For Immediate Release
Contact:  Bruce Walsh, Senior Vice-President and Chief Financial Officer
(401) 847-5500

Newport Bancorp, Inc. Reports Results for Second Quarter of 2007

Newport, Rhode Island, July 27, 2007. Newport Bancorp, Inc. (the “Company”) (Nasdaq: NFSB), the holding company for Newport Federal Savings Bank (the “Bank” or “NewportFed”), today announced second quarter earnings for 2007.   For the quarter ended June 30, 2007, the Company reported net income of $284,000, or $.06 per share (basic and diluted), an increase of 44.2% over net income for the quarter ended June 30, 2006, which totaled $197,000.  For the six months ended June 30, 2007, the Company reported net income of $543,000, or $.12 per share (basic and diluted), an increase of 144.6% over net income for the six months ended June 30, 2006, which totaled $222,000. The Company completed its initial stock offering on July 6, 2006, therefore earnings per share data is not available for the three and six months ended June 30, 2006.

In the first six months of 2007, the Company’s assets increased by $19.7 million, or 6.8%, to $310.1 million.  The majority of the asset growth was concentrated in net loans, which increased by $13.1 million, or 5.1%.  The loan portfolio growth was mostly concentrated in residential mortgages (up $5.5 million or 3.5%), commercial real estate mortgages (up $4.5 million or 7.8%) and construction loans (up $2.7 million or 58.4%).  The asset growth was funded by a $16.0 million, or 46.4%, increase in Federal Home Loan Bank borrowings and a $3.7 million, or 1.9%, increase in deposit balances.

Deposit growth was focused primarily in time deposit accounts (up $2.7 million, or 3.2%) and NOW/Demand accounts, (up $ 2.7 million, or 4.6%).  The increase in these accounts was offset by decreases in money market accounts (down $647,900, or 3.0%) and in savings accounts (down $1.1 million, or 3.6%).  Time deposits represented 43.5% of the Company’s total deposit balances at June 30, 2007.

Net interest income for the three and six months ended June 30, 2007 increased to $2.5 million and $5.0 million, respectively, from $2.2 million and $4.4 million for the three and six months ended June 30, 2006, respectively.  For the three months ended June 30, 2007, the yield on interest earning assets was 6.18%, an increase of 27 basis points when compared to the same period of 2006.  For the six months ended June 30, 2007, the yield on interest earning assets was 6.16%, an increase of 30 basis points when compared to the same period of 2006.  The net interest margin increased to 3.50% for the three months ended June 30, 2007, compared to 3.30% for the three months ended June 30, 2006, an increase of 20 basis points.   The net interest margin increased to 3.61% for the six months ended June 30, 2007, compared to 3.34% for the six months ended June 30, 2006, an increase of 27 basis points.   The higher levels of interest-earning assets,

primarily a result of the Bank’s continued loan growth, coupled with the increased yields, have generated the higher levels of net interest income and net interest margins.

The loan loss provision for the three and six months ended June 30, 2007 was $47,000 and $160,000, respectively compared to $12,000 and $32,000 for the three and six months ended June 30, 2006, respectively.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio.  The provision was increased primarily due to the growth in the loan portfolio, and changes in the trends in volume and contractual terms of loans, economic conditions and concentrations of credit.  Asset quality continues to remain strong.

Non-interest income for the second quarter of 2007 totaled $598,000, an increase of $192,000 or 47.3% compared to the second quarter of 2006.  For the six months ended June 30, 2007, non-interest income totaled $1.2 million, an increase of $358,000, or 45.0%, when compared to the six months ended June 30, 2006.  Most of this growth is attributable to the higher income earned on checking accounts and on bank-owned life insurance.

Total operating expenses increased to $2.5 million for the quarter ended June 30, 2007 from $2.3 million for the quarter ended June 30, 2006, an increase of 9.2%.  For the six months ended June 30, 2007, operating expenses totaled $5.1 million, compared to $4.8 million for the six months ended June 30, 2006, an increase of 6.9%.  This increase is primarily due to increases in salaries and employee benefits, resulting from ESOP expense, professional fees due to increased auditing and legal costs associated with being a public company and marketing costs related to a stronger marketing focus for the Bank and its deposit products.

Certain statements herein constitute “forward-looking statements” and actual results may differ from those contemplated by these statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Newport Bancorp is engaged and changes in the securities market.  The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 31, 2006
	(Unaudited) (Dollars in Thousands)
ASSETS

Cash and due from banks	$4,013	$3,705
Short-term investments	6,080	3,567
Cash and cash equivalents	10,093	7,272

Securities available for sale, at fair value	6,762	6,614
Securities held to maturity, at amortized cost	1,777	1,922
Federal Home Loan Bank stock, at cost	2,884	2,390
Loans	271,975	258,739
Allowance for loan losses	(2,133)	(1,973)
Loans, net	269,842	256,766
Premises and equipment, net	5,974	6,099
Accrued interest receivable	1,115	1,027
Deferred income taxes	1,925	1,851
Bank-owned life insurance	9,073	5,382
Other assets	670	1,121
Total assets	$310,115	$290,444

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$196,624	$192,974
Short-term borrowings	7,000	2,500
Long-term borrowings	43,449	31,950
Accrued expenses and other liabilities	2,360	3,040
Total liabilities	249,433	230,464

Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value; 19,000,000 shares authorized; 4,878,349 shares issued and outstanding	49	49
Additional paid in capital	47,307	47,258
Retained earnings	17,020	16,477
Unearned compensation - ESOP	(3,512)	(3,643)
Accumulated other comprehensive loss	(182)	(161)
Total stockholders’ equity	60,682	59,980
Total liabilities and stockholders’ equity	$310,115	$290,444

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited) (Dollars in Thousands)

Interest and dividend income:
Interest and fees on loans	$4,217	$3,807	$8,281	$7,344
Interest on securities	105	98	209	182
Dividends on Federal Home Loan Bank stock	40	42	81	79
Interest on certificates of deposit	-	9	-	12
Interest on short-term investments	5	42	17	47
Total interest and dividend income	4,367	3,998	8,588	7,664

Interest expense
Interest on deposits	1,277	980	2,421	1,797
Interest on short-term borrowings	157	229	280	369
Interest on long-term borrowings	462	558	860	1,133
Total interest expense	1,896	1,767	3,561	3,299

Net interest income	2,471	2,231	5,027	4,365
Provision for loan losses	47	12	160	32

Net interest income, after provision for loan losses	2,424	2,219	4,867	4,333

Other income:
Customer service fees	478	345	915	676
Gain on sales of loans	-	3	-	14
Bank-owned life insurance	96	21	191	39
Miscellaneous	24	37	47	66
Total other income	598	406	1,153	795

Operating expenses:
Salaries and employee benefits	1,384	1,268	2,822	2,589
Occupancy and equipment, net	312	306	625	615
Data processing	239	240	507	493
Professional fees	144	80	265	176
Marketing	271	236	541	475
Other general and administrative	174	182	351	432
Total operating expenses	2,524	2,312	5,111	4,780

Income before income taxes	498	313	909	348

Provision for income taxes	214	116	366	126

Net income	$284	$197	$543	$222

Weighted-average shares outstanding:
Basic	4,522,844	n/a	4,519,591	n/a
Diluted	4,522,844	n/a	4,519,591	n/a

Earnings per share:
Basic	$.06	n/a	$.12	n/a
Basic	$.06	n/a	$.12	n/a